Exhibit 10.30

June 16, 2016

Dear Maurizio,

Amended and Restated Long Term International Assignment Letter Agreement

We are pleased to confirm the updated details of your Long Term International Assignment to the United States (the “International Assignment”) to reflect your recent promotion to Executive Vice President, Worldwide Sales. The revised terms of your Long Term International Assignment as outlined below will replace and supersede the terms of your Long Term International Assignment Letter Agreement from 1st April 2016 onwards. The purpose of this letter agreement (“Agreement”) is to vary the terms of your employment with VMware UK Limited (“Home Company”) to reflect the terms and conditions applicable to the International Assignment you and VMware, Inc. (“Host Company”) have agreed upon and which will apply for the duration of your International Assignment. Any reference in this Agreement to “VMware” shall mean the Host Company and its subsidiaries, including but not limited to the Home Company. The detailed provisions of your compensation, benefits package and Agreement are governed by VMware’s International Long Term Assignment Policy (“International Assignment Policy”), and may be further modified or amended, at the VMware’s discretion. The continuation of your International Assignment is contingent upon your ability and VMware’s to maintain all necessary visas, work permits, and other mandated host-country requirements.

During Your Assignment
During your International Assignment, you remain an employee of the Home Company but you will be on a long term employment relationship with the Host Company. The terms of your UK contract of employment will continue to apply, except if expressed otherwise as set forth in this Agreement and as amended in conjunction with this amended and restated Agreement. You will remain on your UK payroll.

Your New Role
Following your promotion to lead the worldwide sales organization, your title is now Executive Vice President, Worldwide Sales.

Local Policies
Where local policies of the Host Company set out benefits which conflict with those in this Agreement, you will be entitled to the benefits set out in this Agreement only, to the extent allowed by local law. If you have questions regarding which benefits apply to you, you should raise those questions to the Host Company’s human resources group.

There are also local country policies, practices and procedures which govern the behavior of employees in the US. Unless you are expressly told otherwise in writing, those policies, practices and procedures will apply to your conduct while on International Assignment in the US, along with any global policies of VMware.

Benefits and Compensation
Salary
Your annual salary rate will be GBP 500,000 effective April 1, 2016.

Merit Increases
Any merit increases will be in accordance with VMware’s compensation guidelines in the UK and subject to approval by the Compensation and Corporate Governance Committee of the Board of Directors of the Host Company (the “Committee”).

Bonus
You will be eligible to participate in VMware's Executive Bonus Program as it may be amended from time to time. You will be eligible for an annual target bonus opportunity of 100% of your eligible compensation. Pursuant to the terms and conditions set forth in VMware's Executive Bonus Program, any bonus for which you become eligible will be measured and funded on a semi-annual basis, with the actual payout based on achievement of VMware financial goals and your individual performance, as approved by the Committee. Any bonus payment for your initial period of employment will be prorated based on your actual start date. VMware reserves the right to modify or discontinue the Executive Bonus Program and/or your bonus opportunity at any time.

Pension
You remain eligible for UK pension whilst on International Assignment.

Medical/Dental
It is intended that you and your eligible dependents receive the same level of medical and dental insurance coverage as you had in the UK. It is contemplated that you will remain on the existing international plan that you currently participate in.

Equity Awards
With respect to equity awards granted to you in connection with this International Assignment, please be aware that VMware reserves the absolute right in its sole discretion to suspend, modify, cancel or terminate the 2007 Equity and Incentive Plan (the “Plan”) pursuant to which the equity awards are or will be granted at any time without compensation to you. Your participation in the Plan is entirely voluntary and the benefits that are afforded under the Plan (if any) do not form an employment contract with VMware or its subsidiaries. The equity awards are not part of your salary or other compensation for any purposes.

You are responsible for complying with any applicable legal requirements in connection with your participation in the Plan and for any income taxes and employee social insurance contributions arising from the grant or vesting of your equity awards, the subsequent sale of your shares and the receipt of any dividends or dividend equivalents, if any (regardless of any tax withholding and/or reporting obligations). Further, we recommend that you seek advice from your personal accountant or tax advisor at your own expense regarding the tax implications of any equity grants made to you. If your signature is required by applicable laws and regulations in your country in order to receive equity awards, you agree to execute the equity award agreements provided to you by VMware and any additional agreements, documents or instruments that may be required in connection with any equity grant under the Plan.

International Assignment Benefits
You will be eligible for the following benefits during your International Assignment as outlined in detail in the International Assignment Policy.

•	Emergency Leave

•	Death Overseas

•	Marital Separation and Divorce

•	Evacuation

•	Security

•	Immigration Assistance

•	Tax Consultation and Preparation

Tax Equalization and Preparation Program
You will be responsible for complying with any and all applicable income tax regulations in the UK and the US and in any other countries where you are required to pay taxes.

VMware will provide tax preparation for you for the length of the International Assignment and the year following your repatriation in both the UK and the US.

It is VMware’s policy to ensure that your UK tax burden will be maintained during the International Assignment period. The intention of the tax equalization policy is to establish procedures to ensure that income taxes remain a neutral aspect of the International Assignment.

It is your responsibility to read the Tax Equalization Policy.

At The End of Your International Assignment
If VMware requires that your International Assignment end, it will generally provide you with at least 30 days’ notice of your return to the UK when possible, or such other agreed location. Employees with international experience are valuable to VMware, so we will make an effort to locate a new role for you before the end of your International Assignment. However, there is no guarantee that your previous position, or an equivalent or other position, will be available at the completion of your International Assignment.

Please note that all allowances, reimbursements and benefits associated with your International Assignment as outlined above in this Agreement will end at the end of your International Assignment. However, you will be entitled to receive the following repatriation benefits to assist with your return to the UK or such other country as agreed between the parties:

Repatriation Benefits
At the completion of your International Assignment in the US the following benefits (the “Repatriation Benefits”) will be provided to repatriate you to the UK. Please refer to the International Assignment Policy for complete details:

•	Exit Clearance

•	Repatriation Briefing

•	Home Country Departure Assistance

•	Repatriation Travel

•	Temporary Living up to 60 days

•	Repatriation Allowance of USD $7500

•	Return Shipment of Household Goods

Termination by you: If you choose to terminate your employment with VMware voluntarily during your International Assignment, VMware will not pay for your return travel to the UK or for return shipment of your household goods, except as required by the terms of your visa or local law or in the event of your own serious illness or that of a close family member. Furthermore, to the extent permissible by applicable laws, you may be responsible for reimbursing VMware, on a prorated basis, for all expenses associated with your International Assignment that VMware will have incurred until the date of your termination. VMware may waive its repayment rights under this Agreement in its sole discretion. Any equity awards or special equity awards granted to you in connection with the International Assignment will be treated in accordance with the Plan rules. Any ESPP grants will be treated in accordance with the ESPP plan rules from time to time in force.

Termination by VMware for Cause: If VMware terminates your employment for Cause, as defined in the VMware Executive Retention Plan (the “Retention Plan”) during your International Assignment, your employment relationship with VMware will immediately terminate, to the extent permissible by applicable law. VMware will not pay for your return travel to the UK or for return shipment of your household goods, except as required by the terms of your visa or local law. Furthermore, to the extent permissible by applicable laws, you may be responsible for reimbursing VMware, on a prorated basis, for all expenses associated with your International Assignment that VMware will have incurred until the date of your termination. VMware may waive its repayment rights under this Agreement in its sole discretion. Any equity awards or special equity awards granted to you under this Agreement will be treated in accordance with the Plan rules. Any ESPP grants will be treated in accordance with the ESPP plan rules from time to time in force.

Termination of Employment
You will also be eligible to participate in VMware’s Change in Control Retention Plan and the Retention Plan (collectively, the “Retention Plans”). It is understood and acknowledged by you and VMware that the waivers of severance benefits that participants in the Retention Plans (the “Waivers”) are required to execute will not apply to the Repatriation Benefits which you will remain eligible to receive should you meet the applicable conditions at the end of this International Assignment but will apply to all other compensation and benefits in connection with any termination of employment with the Host Company and the Home Company set forth in any prior agreements and arrangements between you and the Home Company and you and the Host Company so that you will waive all such other compensation and benefits. With respect to all other compensation and benefits set forth in any prior agreements and arrangements between you and the Home Company and you and the Host Company, with the exception of benefits potentially available to you under VMware’s Change in Control Retention Plan and the Retention Plan, such other compensation and benefits are hereby superseded by the terms of this Agreement and are of no further force or effect except as such agreements and arrangements may expressly reference this Agreement and the Retention Plans.

Agreement
It is understood that notwithstanding anything in this Agreement to the contrary, either you or VMware may terminate the employment relationship in accordance with applicable laws.

Modifications of this Agreement will be made only by an instrument in writing, agreed to and signed by you and countersigned by VMware. While it is anticipated that the terms of this Agreement will continue during your International Assignment, VMware reserves the right to change any of the terms of this Agreement, including but not limited to, the duration of your International Assignment, and VMware’s guidelines and procedures. This Agreement, along with the International Assignment Policy, constitutes the complete agreement of the parties with respect to your International Assignment. Please acknowledge that you have read, understand and agree with, the terms of this Agreement by signing below.

Standard of Conduct
During your employment with VMware, including during your International Assignment, you agree to: (a) abide by the laws and regulations of the US; and (b) comply with the VMware’s rules and regulations, including not limited to VMware’s Business Conduct Guidelines.

If so requested by the Host Company, you will be required to sign a Proprietary Information Agreement and Assignment of Inventions Agreement with the Host Company, in compliance with local law, with respect to your activities on behalf of the Host Company during the period of your International Assignment.

Third Party Rights
No term of this Agreement shall be enforceable by a third party pursuant to the Contracts (Rights of Third Parties) Act 1999 save with respect to any and all legal entities within VMware, Inc. which may enforce any term of this Agreement which confers a benefit on such legal entity. This Agreement may be rescinded or varied by agreement between the parties without the consent of any third party.
Governing Law
Except for any equity awards under the Plan which are subject to the law and jurisdiction of the State of Delaware, this Agreement shall be governed by and construed in accordance with the law of England and Wales. Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Agreement.

Severability
If any term herein is unenforceable in whole or in part, the remainder shall remain enforceable to the extent permitted by law.

Sincerely,

/s/ Pat Gelsinger

Pat Gelsinger
Chief Executive Officer

I hereby acknowledge that I have read the foregoing Agreement and agree to the terms

Accepted: /s/ Maurizio Carli     June 21, 2016

Maurizio Carli             Date

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